Exhibit 10.8

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made as of _________________, 202__ by and between, on the one hand, Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“SPAC”), and IlWaddi Cayman Holdings (the “Shareholder”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, Rook MS LLC, a Delaware limited liability company, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company, TIG Trinity GP, LLC, a Delaware limited liability company, TIG Trinity Management, LLC, a Delaware limited liability company, Alvarium Investments Limited, an English private limited company, and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company, have entered into a Business Combination Agreement, dated September 19, 2021 (the “Business Combination Agreement”); and

WHEREAS, the Shareholder currently owns and, upon closing of the transactions contemplated by the Business Combination Agreement, will own shares of SPAC Common Stock. SPAC, after the Closing Date, is referred to herein as the “Surviving Company.”

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Election of Boards of Directors.

1.1 Designee. The Shareholder shall notify the Surviving Company of its nominee designated for appointment, election or re-election to the board (the “Shareholder Designee”) in writing in accordance with the shareholder nomination provisions of the Surviving Company’s Certificate of Incorporation and By-Laws, together with such information concerning such nominee reasonably requested by the Surviving Company. Such designee shall be reasonably acceptable to the Board and/or Nominating Committee, and, if so acceptable, the Surviving Company and the Board and/or Nominating Committee shall use best efforts to cause the Shareholder Designee to be recommended for election at each annual meeting of shareholders (or such other meeting of the shareholders of the Surviving Company convened for the election of directors) during the term of this Agreement. The initial Shareholder Designee is Ali Bouzarif.

1.2 Committees. During the term of this agreement, the Surviving Company agrees that any committee of the Board of Directors of the Surviving Company shall include the Shareholder Designee; provided, however, that if the Shareholder Designee does not meet applicable independence requirements to serve on any audit, compensation or nominating committee of the Surviving Company, the Shareholder Designee shall have the right to participate in such committee meetings as an observer, as and to the extent consistent with applicable law, rules and regulations.

1.3 Obligations. The Shareholder and the Surviving Company agree not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Surviving Company’s Board of Directors as herein stated, and will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Shareholder hereunder against impairment. The parties acknowledge that the fiduciary duties of each member of the Surviving Company’s Board of Directors are to the Surviving Company’s stockholders as a whole.

2. Termination. This Agreement shall terminate automatically on the date that the Shareholder owns less than fifty percent (50%) of the SPAC Common Stock held by it immediately following the Closing.

3. Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Surviving Company and (ii) the Shareholder.

4. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5. Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws provisions, except that all matters relating to the fiduciary duties of the Surviving Company’s Board of Directors shall be subject to the laws of Delaware.

6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

7. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

8. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

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This Agreement is hereby executed effective as of the date first set forth above.

SPAC

CARTESIAN GROWTH CORPORATION

By:
Name:	Peter Yu
Title:	Chief Executive Officer

SHAREHOLDER

ILWADDI CAYMAN HOLDINGS

By:
Name:
Title: